EXHIBIT 5.1

            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. -- LETTERHEAD]

                               December 31, 1996

Golden Eagle Group, Inc.
120 Standifer Drive
P.O. Box 60185 AMF
Houston, TX 77205

  RE: Golden Eagle Group, Inc.

Ladies and Gentlemen:

    We have acted as counsel to Golden Eagle Group, Inc., a Delaware corporation (the COMPANY), in connection with the preparation, execution and delivery of the registration under the Securities Act of 1933, as amended (the ACT), of 888,000 shares (the ISSUED SHARES) of the Company's common stock, par value .01 (the COMMON STOCK) and up to 920,000 additional shares of Common Stock (the WARRANT SHARES) issuable upon the exercise of certain warrants (the WARRANTS).

    In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreements.

    The opinions herein are limited to the laws of the State of Texas and the Delaware General Corporation Law (the DGCL) as currently in effect, and we express no opinion as to the effect on matters covered by this opinion of the laws of any other jurisdiction.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

    1. The Company is a validly existing corporation under the DGCL.

    2. The Issued Shares have been duly authorized, legally issued, fully paid and non-assessable.

    3. Upon exercise and issuance pursuant to the terms of the Warrants, the Warrant Shares will be duly authorized, legally issued, fully paid and non-assessable.

    We are rendering this Opinion as of the time the Registration Statement becomes effective. We hereby consent to the use of our name in the Registration Statement and to the filing of this Opinion as Exhibit 5.1 to the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the Act.

                                   Very truly yours,

                               /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.